[CHASE LOGO]


            _______________________________________________________


                CUSTODY AND FUND ACCOUNTING SERVICES AGREEMENT


                                     AMONG


                           NUVEEN FLOATING RATE FUND



                   CHASE BANK OF TEXAS, NATIONAL ASSOCIATION


                                      AND


                      CHASE GLOBAL FUNDS SERVICES COMPANY



                               November 2, 1999


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                               Table of Contents
                               -----------------

Section                                           Page
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

1.     Appointment; Intention of the Parties......   1

2.     Definitions................................   1

3.     Delivery of Documents......................   3

4.     Instructions...............................   4

5.     Services Provided; Use of Agents...........   5

6.     Fees and Expenses..........................   6

7.     Limitation of Liability and Indemnification   7

8.     Rights over Securities; Set-off............   9

9.     Fund Representations.......................   9

10.    Term.......................................   9

11.    Miscellaneous..............................  10

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                         Table of Contents (continued)
                         -----------------------------



                                                                    Page
                                                                    ----

Schedule A  --  Custody and Fund Processing Services Description..  A-1

Schedule B  --  Fund Accounting Services Description..............  B-1

Schedule C  --  Fees and Expenses.................................  C-1

Schedule D  --  Additional Funds..................................  D-1

         CUSTODY AND FUND ACCOUNTING SERVICES AGREEMENT (this "Agreement") dated as of October __, 1999, by and among Nuveen Floating Rate Fund, a Massachusetts business trust (the Nuveen Floating Rate Fund, together with any other fund that may become subject to the terms of this Agreement as provided in Section 11(M) and as listed on Schedule D hereto, referred to herein as the "Fund"), Chase Bank of Texas, National Association, a national banking association ("Chase Texas"), and Chase Global Funds Services Company, a Delaware corporation ("Chase Boston"; Chase Texas and Chase Boston referred to herein together as "Chase").

                             W I T N E S S E T H:

         WHEREAS, the Fund is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to contract with Chase to provide certain services with respect to the Fund;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

    1. Appointment; Intention Of Parties. (a) The Fund hereby appoints Chase Texas to act as custodian of the Fund's portfolio of loans, securities, cash and other property and to perform certain loan processing and other services, as provided in Section 5 of and Schedule A to this Agreement, and appoints Chase Boston to provide certain fund accounting and related services for the Fund, as provided in Section 5 of and Schedule B to this Agreement, for the period and on the terms set forth herein. Chase accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of and Schedule C to this Agreement.

          (b) This Agreement sets out the terms governing custodial, settlement, loan tracking, fund accounting and certain other associated services offered by Chase to the Fund. Chase will be responsible for the performance of only those duties that are set forth in this Agreement or expressly contained in Instructions that are consistent with the provisions of this Agreement and with Chase's operations and procedures. The Fund acknowledges that Chase is not providing any legal, tax or investment advice in providing the services hereunder.

    2.   Definitions.

         (a) As used herein, the following terms have the meaning hereinafter stated.

     "Account" has the meaning set forth in Schedule A of this Agreement.

     "Affiliate" means an entity controlling, controlled by, or under common control with, Chase.

     "Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

     "Applicable Law" means any statute, whether national, state or local, applicable in the United States or any other country, the rules of the treaty establishing the European Community, any other law, rule, regulation or interpretation of any governmental entity, any applicable common law, and any decree, injunction, judgment, order, ruling, or writ of any governmental entity.

     "Authorized Person" means any person (including the Investment Adviser or other agent) who has been designated by written notice from the Fund or its designated agent to act on behalf of the Fund hereunder. Such persons will continue to be Authorized Persons until such time as Chase receives Instructions from the Fund or its designated agent that any such person is no longer an Authorized Person.

     "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in Boston and Houston are authorized or required by law to close.

     "Cash Account" has the meaning set forth in Schedule A of this Agreement.

     "Chase" has the meaning set forth in the introductory paragraph of this Agreement.

     "Chase Boston" has the meaning set forth in the introductory paragraph of this Agreement.

     "Chase Texas" has the meaning set forth in the introductory paragraph of this Agreement.

     "Corporate Action" means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account or a Senior Loan in the Loan Account that requires discretionary action by the holder, but does not include proxy voting.

     "Entitlement Holder" means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

     "Fee Schedule" has the meaning set forth in Section 11(i) hereof.

     "Financial Asset" means, as the context requires, either the asset itself or the means by which a person's claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. "Financial Asset" does not include cash or Senior Loans.

     "Fund" has the meaning set forth in the introductory paragraph of this Agreement.

     "Indebtedness" has the meaning set forth in Section 8(a) hereof.

     "Instructions" has the meaning set forth in Section 4(a) hereof.

     "Investment Adviser" means Nuveen Senior Loan Asset Management Inc.

     "Liabilities" means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).

     "Loan Account" means a custody account in the name of the Fund for any and all Senior Loans received by Chase Texas for the account of the Fund.

     "1940 Act" has the meaning set forth in the first recital of this Agreement.

     "1933 Act" has the meaning set forth in section 3(e) hereof.

     "Notification" has the meaning set forth in Schedule A of this Agreement.

     "SEC" has the meaning set forth in Section 3(d) hereof.

     "Securities" means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets. "Securities" also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Chase Texas for the Securities Account.

     "Securities Account" means each Securities custody account on Chase Texas's records to which Financial Assets are or may be credited pursuant hereto.

     "Securities Depository" has the meaning set forth in Schedule A of this Agreement.

     "Securities Entitlement" means the rights and property interest of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

     "Securities Intermediary" means Chase Texas, a Securities Depository, and any other financial institution which in the ordinary course of business maintains custody accounts for others and acts in that capacity.

     "Senior Loans" means U.S. dollar denominated senior secured or unsecured loans, whose interest rates float or adjust periodically based on a benchmark interest rate, of borrowers organized or located in the United States or countries located outside the United States.

         (b) All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.

    3.   Delivery of Documents.

         The Fund has furnished Chase with copies, properly certified or authenticated, of the following:

         (a) Resolutions of the Board of Trustees of the Fund authorizing the appointment of Chase Texas as custodian of the Securities, Senior Loans, cash and other property of the Fund and the appointment of Chase Texas and Chase Boston to provide certain services to the Fund and approving this Agreement;

         (b) Incumbency and signature certificates identifying and containing the signatures of the Fund's Authorized Persons who are authorized to provide Instructions with respect to specified matters, including corporate action determinations, trading directions, pricing issues and net asset value calculations;

         (c) The Fund's Declaration of Trust filed with the Commonwealth of Massachusetts and all amendments thereto and the Fund's By-Laws and all amendments thereto;

         (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

         (e) The Fund's most recent registration statement including exhibits on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act, as filed with the SEC;

         (f) Copies of the Investment Advisory Agreement between the Fund and its investment adviser;

         (g) The Fund's prospectus(es) and statement(s) of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto; and

         (h) Such other agreements as the Fund may enter into from time to time including, without limitation, securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements, auditors' reports and such opinions of counsel as Chase may reasonably request.

     4.  Instructions.

         (a) Chase is authorized to act under this Agreement (or to refrain from taking action) in accordance with the instructions received by Chase from Authorized Persons, via telephone, telex, facsimile transmission, or other teleprocess or electronic instruction or trade information system acceptable to Chase ("Instructions"). Chase will have no responsibility for the authenticity or propriety of any Instructions that Chase believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or
authentication pursuant to terms and conditions that Chase may specify.   The
Fund authorizes Chase to accept and act upon any Instructions received by it without inquiry. The Fund will indemnify Chase, its officers, directors, agents and employees, against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Chase, its officers, directors, agents and employees as a result of any action or omission taken in accordance with any Instructions or other directions upon which Chase is authorized to rely under the terms of this

Agreement. Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.

         (b) Chase may (in its sole discretion and without affecting any part of this Section 4) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Chase will not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

         (c) In executing or paying a payment order Chase may rely upon the identifying number (e.g., Fedwire routing number or account) of any party as instructed in the payment order. The Fund assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Chase.

         (d) Any Instructions delivered to Chase by telephone will promptly thereafter be confirmed in writing by an Authorized Person. Each confirmation is to be clearly marked "Confirmation." Chase will not be liable for having followed such Instructions notwithstanding the failure of an Authorized Person to send such confirmation in writing or the failure of such confirmation to conform to the telephone Instructions received. Either party may record any of their telephonic communications. The Fund will comply with any security procedures reasonably required by Chase from time to time with respect to verification of Instructions. The Fund will be responsible for safeguarding any test keys, identification codes or other security devices that Chase will make available to the Fund or any Authorized Person.

         (e) Chase need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice but will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

         (f) Chase has established cut-off times for receipt of some categories of Instruction, which will be made available to the Fund. If Chase receives an Instruction after its established cut-off time, it will attempt to act upon the Instruction on the day requested if Chase deems it practicable to do so or otherwise as soon as practicable after that day.

    5.   Services Provided; Use Of Agents.

         (a) Chase will provide custody, loan processing and fund accounting services for the Fund. A detailed description of each of the above services is contained in Schedules A and B, respectively, to this Agreement, which Schedules are incorporated by reference and made a part of this Agreement.

         (b) Chase will maintain records relating to the services provided hereunder in such form and manner as Chase may deem appropriate or advisable.
To the extent required by Section 31 of the 1940 Act and the rules thereunder, Chase Boston agrees that all such records prepared or maintained by Chase Boston relating to the services provided hereunder will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and copies of such records shall be made available in accordance with such Section and rules.

         (c) Chase may provide certain services under this Agreement through third parties. Chase will not be responsible for any loss as a result of a failure by any broker or any other third party that it selects and retains using reasonable care to provide ancillary services that it does not customarily provide itself.

    6.   Fees and Expenses.

         (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay Chase monthly fees and expenses (including legal fees) determined as set forth in Schedule C to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Except as provided in Schedule C hereto with respect to a termination prior to November 1, 2001, upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

         (b) For the purpose of determining fees calculated as a function of the Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board of Trustees of the Fund.

         (c) The Fund may request additional services, additional processing, additional accounts or special reports, with such specifications, requirements and documentation as may be reasonably required by Chase. If Chase elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses as the parties may mutually agree.

         (d) Chase will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse Chase for any services, equipment or supplies and the like ordered by or for the Fund through Chase and for any other expenses that Chase may incur on the Fund's behalf at the Fund's request or as consented to by the Fund. Expenses that may be incurred in the operation of the Fund and that are to be borne by the Fund include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers, directors and trustees who are not officers, directors, shareholders or employees of Chase, or the Fund's investment adviser or distributor; processing services and related fees; postage, printing and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Fund (the Fund's distributor to bear the expense of all other printing, production, and distribution of prospectuses and marketing materials); clearing and processing charges of clearing corporations; costs of foreign sub-custodians and depositories; expenses of printing and production costs of shareholders' reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and annual meetings; costs and expenses of Fund stationery and forms; costs and expenses of special telephone, customer service, other telephone expenses and data lines and devices; costs associated with trust, shareholder, and Board meetings; trade association dues and expenses; reprocessing costs to Chase caused by third party errors; all expenses for microfilm, microfiche, imaging and other data and record storage costs; and any extraordinary expenses and other customary Fund expenses.

         (e) All fees, out-of-pocket expenses, or additional charges of Chase shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

         (f) Chase will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days from the statement date shall bear interest from the date of the statement to the date of payment by the Fund, at the rate of interest publicly announced from time to time by Chase Texas as its prime rate (which rate is not intended to be the lowest rate of interest charged by Chase Texas in connection with extensions of credit) plus two percent per year, and all costs and expenses of effecting collection of any such sums, including reasonable attorneys' fees, shall be paid by the Fund to Chase.

         (g) In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon ninety (90) days' written notice to the Fund by Chase. The Fund must notify Chase in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

     7. Limitation of Liability and Indemnification. (a) Chase shall use reasonable care in performing its duties under this Agreement. Chase shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its duty of reasonable care.

          (b) Chase shall indemnify the Fund for its direct damages, excluding attorneys' fees and costs, to the extent they result from Chase's negligence or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances shall Chase be liable for any indirect, consequential or special damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

          (c) Without limiting subsections (a) and (b) above, Chase shall not be responsible for, and the Fund shall indemnify and hold Chase, its officers, directors, agents and employees, harmless from and against, any and all Liabilities incurred by Chase, any of its officers, directors, agents or employees, in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

               (i) any and all actions of Chase or its officers or agents required to be taken pursuant to this Agreement;

               (ii) the reasonable reliance on or use by Chase or its officers, directors, employees or agents of information, records or documents furnished to it or them by or on behalf of the Fund, which are received by Chase or its officers, directors, employees or agents and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

               (iii) the Fund's refusal or failure to comply with the terms of this Agreement or the Fund's lack of good faith, or its actions or omissions involving negligence or willful misfeasance;

               (iv) the breach of any representation or warranty of the Fund hereunder;

               (v) any delays, inaccuracies, errors in or omissions from information or data provided to Chase by data, corporate action services, pricing services, the Investment Adviser, agents banks or securities brokers and dealers;

               (vi) the offer or sale of shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions or omissions by the Fund or its other service providers and agents or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement;

               (vii) any failure of the Fund's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectuses;

               (viii) any actions taken by the Fund, its investment adviser or its distributor in compliance with, or the failure to so comply with, applicable securities, tax, commodities and other laws, rules and regulations; and

               (ix) all actions, inactions, omissions, or errors caused by third parties to whom Chase or the Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, its investment advisers, its distributor, administrator or sponsor.

          Notwithstanding subsection (a) above, it is expressly understood and agreed that Chase has no duty or obligation of reasonable care with respect to any of the activities described in clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix) of this subsection (c).

     8.   Rights over Securities; Set-off.

         (a) The Fund grants Chase a security interest in and a lien on the Financial Assets held in the Securities Account and the Senior Loans held in the Loan Account as security for any and all amounts which are now or become owing to Chase under any provision of this Agreement, whether or not matured or contingent
("Indebtedness").

          (b) Chase will be further entitled to set any such Indebtedness off against any cash or deposit account with Chase or any of its Affiliates of which the Fund is the beneficial owner. Chase will notify the Fund in advance of any such charge unless Chase reasonably believes that it might prejudice its interests to do so and, in such event, Chase will notify the Fund promptly afterwards.

     9.   Fund Representations.

          (a)  The Fund represents and warrants to Chase that:

               (i) the Fund is a business trust, duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

               (ii) the Fund is authorized to enter into and perform this Agreement;

               (iii) all requisite proceedings have been taken to authorize the Fund to enter into and perform this Agreement;

               (iv) the Fund is an investment company properly registered under the 1940 Act;

               (v) no legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

               (vi) the Fund's registration statements comply in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Fund's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

               (vii) the Fund's execution, delivery and performance of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

     (b)  Chase represents and warrants to the Fund that:

          (i) Chase is duly organized and existing under the laws of its jurisdiction of incorporation;

          (ii) Chase is duly qualified to carry on its business in the Commonwealth of Massachusetts and the State of Texas, as applicable;

          (iii) Chase is empowered under applicable laws and by its charter and by-laws to enter into and perform the services described in this Agreement;

          (iv) all requisite corporate action has been taken to authorize Chase to enter into and perform this Agreement;

          (v) Chase has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

          (vi) no legal or administrative proceedings have been instituted or threatened against Chase which would impair Chase's ability to perform its duties and obligations under this Agreement; and

          (vii) Chase's execution, delivery and performance of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Chase or any law or regulation applicable to Chase.

     10. Term. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect unless terminated by either party on ninety (90) days' prior written notice. Upon termination of this Agreement, the Fund shall pay to Chase such compensation and any reasonable out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event of late payment or non-payment, Chase shall have the right to retain the records of the Fund until all fees and monies due Chase are paid. If the Fund terminates this Agreement for any reason prior to November 1, 2000, the Fund shall reimburse Chase, in accordance with Schedule C, for any conversion costs and any start-up costs incurred by Chase that are not the obligation of the Fund under Section 6 of this Agreement. Sections 6 and 7 of this Agreement shall survive the termination of this Agreement with respect to any obligations of the parties under this Agreement.

     11.  Miscellaneous.

          (a) Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

               If to the Fund:

                    Nuveen Floating Rate Fund
                    333 West Wacker Drive
                    Chicago, IL 60603
                    Attention:  Fund Controller
                    Fax:  312-917-8049

               If to Chase Texas:
                    Chase Bank of Texas, National Association
                    600 Travis Street, 50th Floor
                    Houston, TX 77002

                    Attention:  Capital Markets Fiduciary Services--
                                Nuveen Floating Rate Fund
                    Fax:  713-216-2101

               If to Chase Boston:
                    Chase Global Funds Services Company
                    73 Tremont Street
                    Boston, MA 02108
                    Attention:  Karl-Otto Hartmann, General Counsel
                    Fax:  617-557-8616

          (b) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

          (c) Chase shall not be responsible or liable for any harm, loss, expense, liability or damage of any nature suffered by the Fund, its investors, or other third parties or for any failure or delay in performance of Chase's obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Chase's control, including, without limitation, an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except to the extent attributable to the acts of Chase employees or agents), malfunction of equipment or software (except to the extent such malfunction is primarily attributable to Chase's negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of

Chase. Chase shall use reasonable efforts to minimize the likelihood of any damage, loss of data, delays and errors resulting from uncontrollable events, and should such damage, loss of data, delays or errors occur, chase shall use its reasonable efforts to mitigate the effects of such occurrence.

          (d) This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

          (e) If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

          (f) Except as hereunder provided, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns, including by operation of law. Chase may, with notice to Fund but without its prior consent, assign this Agreement or its rights or obligations hereunder to any subsidiary or affiliate of Chase.

          (g) Headings are for convenience only and are not intended to affect interpretation.

          (h) This Agreement, including the Schedules, sets out the entire agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written.

          (i) Chase will not disclose any confidential information concerning the Financial Assets, Senior Loans and/or cash held for the Fund except as is reasonably necessary to provide services to the Fund, as required by law or regulation or the organizational documents of the issuer of any Financial Asset or Senior Loan, or with the consent of the Fund. The information contained in the attached Schedule A entitled Fees and Expenses (the "Fee Schedule") is confidential and proprietary in nature. By receiving this Agreement, the Fund agrees that none of its trustees, officers, employees or agents, without the prior written consent of Chase, will divulge, furnish or make accessible to any third party, except as required by law or any regulatory authority or as permitted by the next sentence, any part of the Fee Schedule or information in connection therewith which has been or may be made available to it. The Fund agrees that it will limit access to the Fee Schedule and such information to only those officers or employees with responsibilities for analyzing the Agreement, to its counsel, to such independent consultants hired expressly for the purpose of assisting in such analysis, and to governmental agencies. In addition, the Fund agrees that any person to whom such information is properly disclosed shall be informed of the confidential nature of the Fee Schedule and the information relating thereto, and shall be directed to treat the same appropriately. The terms set forth in this Section 11(i) shall continue for two years after termination.

          (j) Chase will not be required to maintain any insurance coverage for the benefit of the Fund.

          (k) This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

          (l) THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

          (m) In the event that John Nuveen & Company Incorporated sponsors additional closed-end management companies with respect to which it desires Chase to provide services under the terms of this Agreement, it shall so notify Chase in writing, and if Chase agrees in writing to provide such services, such Fund or Funds shall be subject to the terms of this Agreement and Schedules A, B and C shall be modified accordingly.

          (n) The Fund shall not use Chase's name in any offering material, shareholder report, advertisement or other material relating to the Fund, other than for the purpose of merely identifying and describing the functions of Chase hereunder, in a manner not approved by Chase in writing prior to such use; provided, however, that Chase shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case will such approval be unreasonably withheld.

          (o) The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.


                                       NUVEEN FLOATING RATE FUND

                                       By: /s/ Alan G. Berkshire
                                           ------------------------------------

                                       Name:   Alan G. Berkshire
                                             ----------------------------------

                                       Title:  Vice President
                                              ---------------------------------


                                       CHASE BANK OF TEXAS,
                                       NATIONAL ASSOCIATION

                                       By: /s/ Richard Johnson
                                           ------------------------------------

                                       Name:   Richard Johnson
                                             ----------------------------------

                                       Title:  Vice President
                                              ---------------------------------


                                       CHASE GLOBAL FUNDS
                                       SERVICES COMPANY

                                       By: /s/ E.J. VanValen
                                           ------------------------------------

                                       Name:   E.J. VanValen
                                             ----------------------------------

                                       Title:  CEO & Vice President
                                              ---------------------------------